EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 21st day of December, 1998 by and between Clariti Telecommunications International, Ltd., a Delaware corporation ("Company"), and Daniel McDuffie ("Executive").

     Company desires to employ Executive, and Executive desires to be employed by Company, upon the terms and conditions outlined in this Agreement.

     The Company and the Executive agree as follows:


     1. Employment and Term.

     Company hereby employs Executive and Executive hereby accepts employment for a three- (3) year term commencing on January 4, 1999 ("Start Date") and continuing until January 3, 2002 unless sooner terminated as provided for in this Agreement ("Term of Employment"). Company and Executive have the option to renegotiate this Agreement beyond the three-year period. Executive hereby warrants and represents to Company that he is free to enter into this Agreement and is not a party to any agreement, written or otherwise, or bound by any restrictions, which limit or restrict him from entering into this Agreement or performing the services, duties and responsibilities called for hereunder.

     2. Duties.

2.1 Executive shall perform the duties of Senior Vice President of Telecom Operations and/or such executive duties of Company and its affiliates as may be, from time to time, requested of him by the Company's Board of Directors, Chief Executive Officer, or President of the Company.

2.2 Executive shall devote his full professional time and best efforts to the performance of his duties and responsibilities to advance the interests of the Company. During the term of this Agreement (as defined in Section 1 hereof), Executive shall not be employed, involved or otherwise engaged in, either directly or indirectly, any other employment for gain, profit or other pecuniary advantage, without the prior written consent of the Company. At no time shall Executive engage in any activity that conflicts with the business of the Company or its subsidiaries and/or its affiliates. Nothing set forth in this section 2.2 shall prevent Executive from devoting of such Executive's time and attention to charitable or community activities, but only to the extent that Executive's pursuance of any outside activities does not adversely effect the Executive's ability to perform Executive's duties to the Company.

2.3 Except for required travel on Company business or unless Company agrees otherwise, Executive shall perform his duties and responsibilities at the Company's principal executive offices located in the greater Philadelphia area and such locations as are mutually agreed upon by the Executive and the Company in order to carry out the Executive's duties hereunder.


     3. Compensation.

3.1 For all duties and responsibilities to be performed by Executive hereunder, Executive shall be entitled to receive an annual salary as set forth below ("Base Salary"). The Base Salary, less any sums required to be withheld by law, shall be payable in equal monthly installments or such other more frequent regular installments as the Company may, from time to time, determine. For purposes hereof, Base Salary shall be:

     3.1.1 For the twelve-month period commencing on the Start Date, the Base Salary shall be One Hundred and Seventy Five Thousand Dollars ($175,000).

     3.1.2 For each year thereafter, the Base Salary shall be increased by an amount determined by the Board of Directors or their designee, but in no event less than seven percent (7%) after the first year, and eight percent (8%) after the second year. Each percentage increase for a particular year shall be based on the Base Salary for the immediately preceding year.


     4. Fringe Benefits.

     Company shall pay for or provide Executive with the following benefits:

4.1 For the first year, Executive shall be entitled to three (3) weeks paid vacation to be used at the Executive's discretion. Thereafter, Executive shall be entitled to four (4) weeks paid vacation during each full year of this Agreement to be used at the Executive's discretion. Vacation time shall accrue on a pro-rata basis during each year of this Agreement. Up to 4 weeks of unused vacation time may be carried over to the following calendar year.
Unused vacation time in excess of 4 weeks will be forfeited at the conclusion of each calendar year.

4.2 Health and hospitalization insurance established and maintained by the Company for its employees. Since the Company presently does not have a health and hospitalization insurance plan in effect, Company shall reimburse Executive for all COBRA payments made by Executive to his previous employer for health and hospitalization coverage for Executive and his family. Thereafter, Company shall either secure and maintain health and hospitalization insurance for Executive and his dependents, or reimburse Executive for coverage comparable to the health and hospitalization insurance coverage afforded to other comparable Company executives and their immediate family.

4.3 Such other employee benefits maintained by the Company for its senior executives and key management employees, including all pension, profit sharing, retirement, stock bonus and stock option plans, to the extent Executive is eligible to participate pursuant to the terms and conditions of such plans.

4.4 The Company will select and pay the cost of temporary housing and travel expenses for Executive in and to the Philadelphia area during the term of this Agreement.


     5. Stock Options.

5.1 As part of Executive's compensation for services to be rendered hereunder, Executive shall have the right and option to purchase from Company voting common stock in the Company ("Option"). The total number of shares available to Executive under this Option is Three Hundred Thousand Shares (300,000) at a purchase price of Two Dollars and Seventy Five Cents ($2.75) per share. The Option Shares are available for purchase in installments as listed in Column A below and each installment shall become vested on the corresponding date listed in Column B, as follows:



                         Column A                 Column B
                     Number of Shares         Date Option Shares
                  Available for Purchase        Become Vested
                  ----------------------   ------------------------
          i)             75,000	       First day of Executive's
                                           employment ("Start Date")

         ii)            100,000            January 3, 2000

        iii)            125,000            January 3, 2001

In order for the Option Shares to become vested as provided for above, Executive must be employed by the Company under the terms of this Agreement as of the vesting date set forth in Column B above.

5.2 Except as otherwise provided for below, the term of the Option granted shall remain in effect for ten (10) years from the Start Date. If the Executive's employment with the Company is terminated by the Company for Cause, or if Executive resigns without Good Reason, (as defined in this Agreement), the Executive's right to exercise vested Option Shares shall cease and become null and void thirty (30) days after the date employment is terminated. Further, the Executive's rights to exercise the Options granted herein or vesting of such Options are reflected on an Option form attached hereto as Exhibit "A". All unvested Option Shares will terminate immediately as of the date of such termination of employment.

5.3 In the event the Company receives, accepts and consummates a tender offer for all of its outstanding common stock or a significant portion so as to materially change control of the Company prior to the vesting of the Option Shares, the vesting rights shall be accelerated so as to allow Executive to exercise the Option to purchase all of the Option Shares immediately prior to the consummation of such tender offer.

5.4 The purchase price of the Option Shares shall be paid in full upon the exercise of the Option, and Company shall not be required to deliver certificates for such Option Shares until payment has been made. In addition, at the time of payment of the purchase price for such Option Shares, Executive shall be responsible for all applicable federal and state withholding or other employment taxes, and any other fees resulting from the exercise of the Executive.

5.5 Each share of Option Stock purchased pursuant to the terms hereof shall carry all appropriate registration and/or restrictions on sale and notices as determined from time to time by Company's securities counsel. Executive shall cooperate with Company and Company's counsel in complying with all applicable securities laws. Company agrees to register the common stock issuable upon exercise of the Stock Options at the same time as other Company Executives' options, which will be as soon as reasonably practicable.

5.6 The exercise price and the number of shares of Common Stock issuable upon the exercise of Options are subject to equitable adjustment to take into account stock dividends, stock splits, recapitalizations and other dilutive events, all as reasonably determined in good faith by the Board of Directors.

     6. Termination of Employment.

     The employment of Executive and Company's liability and obligations hereunder shall terminate as follows:

6.1  This Agreement shall terminate immediately upon the death of Executive.
In such event, Company shall pay to such person as Executive may designate in a written notice filed with the Company, or if no such person shall be designated, to Executive's estate, a lump sum death benefit in an amount equal to twelve (12) months of Executive's Base Salary as in effect on the date of Executive's death.

6.2 This Agreement shall terminate immediately upon the Disability of Executive. Disability shall exist if, due to a mental or physical condition, Executive is determined to be unable to perform his duties and responsibilities hereunder for a continuous period of two (2) months. Disability shall be conclusively established by written certification by two (2) licensed, disinterested physicians selected as mutually agreed upon between Company and Executive. In the event the two (2) physicians disagree, a third physician shall be selected by the two physicians to break such impasse. The costs associated with the determination of Disability shall be borne equally between Company and Executive. In the event of Disability, Executive shall be entitled to receive his Base Salary in accordance with Section 3 for a period of six (6) months following the onset of Disability.

6.3 The Company may discharge the Executive for Cause and thereby immediately terminate his employment under this Agreement. For purposes of this Agreement, Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable and prudent judgement of the Company:

     6.3.1 Willfully fails to perform any reasonable directive of the Company's Board of Directors, Chief Executive Officer, or President.

     6.3.2 Materially breaches any of the agreements, duties, responsibilities or obligations under this Agreement.

     6.3.3 Embezzles or converts to his own use any funds or property of the Company or any client or customer of the Company.

     6.3.4 Is convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

6.4 In the event that Executive's employment is terminated by the Company without Cause, as defined in Section 6.3, above, for a reason other than death or Disability, or Executive shall resign for "Good Reason", as defined below, then, in such event:

     6.4.1 Executive's Base Salary shall continue to be paid for a period of up to six (6) months, based on the following formula ("Payment Period"):

            6.4.1.1 If there is more than six (6) months remaining on the Agreement at the time of employment termination, then Executive's Base Salary shall continue to be paid for exactly six (6) months.

            6.4.1.2 If there is six (6) months or less than six (6) months remaining on the Agreement at the time of employment termination, then Executive's Base Salary shall continue to be paid for the balance of the Agreement.

     6.4.2 Company shall maintain in effect during the Payment Period, for the continued benefit of the Executive, all of the employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Executive's termination as long as continued eligibility is possible under the general terms and provisions of such benefit plans and programs.

For purposes of this Section 6.4, "Good Reason" shall mean:

            (i) Failure by the Company to comply with the provisions of this Agreement.

           (ii) Any compelling personal circumstance, which, in the mutual discretion of the Executive and the Board of Directors, makes the Executive's continued employment hereunder impossible, or inappropriate. Any material change of executive's duties or responsibilities within the Company shall be considered a compelling personal circumstance.

6.5 Executive may voluntarily terminate his employment under this Agreement without Good Reason, as defined in Section 6.4 above, by giving the Company ninety (90) days prior written notice. Upon the expiration of such ninety (90) day period, Executive's employment under this Agreement shall terminate, and Company shall have no further obligation or liabilities under this Agreement except to pay the Executive the portion, if any, that remains unpaid of the Base Salary and unpaid accrued prorated vacation for the period up to the date of termination. Resignation as defined herein must be in written form to the President, signed by the Executive.

     7. Proprietary Information.

7.1 Executive acknowledges that all lists, books, records, literature, products and any other materials owned by Company or its subsidiaries and/or affiliates or used by them in connection with the conduct of their businesses, shall at all times remain the property of Company and its subsidiaries and/or affiliates. Upon termination of employment hereunder, irrespective of the time, manner or cause of termination, Executive will surrender to Company all such lists, books, records, literature, products and other materials in his possession and/or control.

7.2 Executive acknowledges that Company and its subsidiaries own a variety of proprietary information, which is confidential, valuable, and essential to the ongoing conduct of the Company and its subsidiaries businesses. The Executive further recognizes that this proprietary information may include, but is not limited to, product plans, source codes, identities of new products, planned product enhancements, profits, profit margins, research and development projects, pricing, technical specifications, manufacturing techniques, test procedures, bid strategies, business strategies, and information concerning current, former, or prospective customers, business plans, merger and acquisition targets and strategies, business and financial software, financial and business contacts or relationships and the Executive recognizes that Company and its subsidiaries proprietary information may appear in written form or in other tangible media which are not labeled or otherwise identified as being "confidential" or "proprietary" (the above proprietary information is hereinafter referred to as "Confidential Property"). Confidential Property, however, shall not include any information which is approved for release by written authorization of the Company. With respect to Confidential Property, Executive, during the course of his employment and following the termination of his employment for any reason, shall:

     7.2.1 Retain such information in confidence and refrain from publishing, making available or otherwise disclosing such information to any third party except with the prior written consent of the Chairman, CEO or President of the Company. This obligation will survive Executive's employment with the Company.

     7.2.2 Will use all reasonable precautions to assure that Company's proprietary information is properly protected and disclosed only to other authorized personnel within the Company for proper use thereby. Executive understands that the Company and its subsidiary operations are required to adhere to federal securities laws as they relate to disclosure of Company information to the public and agrees to abide by the requirements related thereto.

     7.2.3 Refrain from making any copies of written material or tangible objects embodying such information, except as (and only to the extent that) such copies are required in the performance of Executive's duties for the Company.

7.3 During the term of this Agreement, Company has an ownership right to all of Executive's patents, ideas, inventions, discoveries, and enhancements which relate to the Business of the Company (defined below) or which are derived from the Company's property or proprietary information.

     7.3.1 The "Business of the Company" referred to in this Agreement shall mean all businesses of Company and its subsidiaries and/or its affiliates, whether presently conducted or hereafter engaged in or reasonably contemplated or envisioned by Company. The Business of the Company includes, but is not limited to, the business of developing and marketing communication products and services.

     7.3.2 Executive further acknowledges that all such Confidential Property is owned solely by Company, shall remain the exclusive property of Company and that the unauthorized disclosure or use of such Confidential Property by Executive will cause irreparable harm to Company. Executive agrees to use or cause such Confidential Property to be used only in a manner consistent with the terms and conditions of this Agreement, and not otherwise for the use or advantage of Executive or others. Executive shall not communicate or disclose any Confidential Property to any third persons, except to the extent required by law, to enforce the terms of this Agreement.

     8.Miscellaneous.

8.1 Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall be sufficient when delivered personally, or three (3) days after mailing by registered or certified mail, return receipt requested, or the next day if sent by nationally recognized overnight courier with proof of delivery, in each case postage prepaid, addressed as follows:

If to the Company:
Clariti Telecommunications International, Ltd.
1341 N. Delaware Avenue
Philadelphia, PA 19125
Attn.: Peter S. Pelullo, Chairman/CEO

If to the Executive:
Dan McDuffie
101 Spring Hill Rd.
North Andover, MA 01845

The foregoing addressees may be changed at any time so long as notice is provided.

8.2 This Agreement constitutes the entire understanding and agreement between Company and Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter. This Agreement may not be modified except by a written agreement signed by the Executive and the Company.
8.3 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, successors and assigns, except that the Executive may not assign this Agreement.

8.4 No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

8.5 This Agreement shall be governed by the statutes and common laws of the Commonwealth of Pennsylvania, excluding its choice of law statutes or common law.

8.6 The headings of the various sections and paragraphs have been included herein for convenience only and shall not be construed in interpreting this Agreement.

8.7 If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

8.8 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

	IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officer on the date first above written.

ATTEST:

By:  s/Ernest Cimadamore                  Date: January 3, 1999
     -------------------                        ---------------
	Ernest Cimadamore
	Secretary, Clariti Telecommunications

CLARITI TELECOMMUNICATIONS INTERNATIONAL, LTD.:

By:  s/ Peter S. Pelullo                  Date: January 3, 1999
     -------------------                        ---------------
	Peter S. Pelullo
	Chairman/CEO, Clariti Telecommunications

EXECUTIVE:

By:  s/ Dan McDuffie                      Date: January 3, 1999
     -------------------                        ---------------
      Dan McDuffie